                          EL PASO NATURAL GAS COMPANY

                           EARNINGS PER COMMON SHARE
                             FORM 10-K, EXHIBIT 11

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1993            1992
                                                                    -----------     -----------
Income from continuing operations available for common stock
  dividends.......................................................  $91,673,000     $76,326,000
Fully diluted average common shares outstanding...................   37,662,381      36,419,044
Fully diluted earnings per common share...........................  $    2.4341     $    2.0958

     Outstanding stock options of EPG are common stock equivalents but are excluded from 1993 and 1992 primary earnings per common share due to immateriality. No options or other dilutive securities were outstanding in 1991.

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1993        1992
                                                                           -------     -------
Total primary earnings per common share..................................  $2.4635     $2.1173
Fully diluted earnings per common share (includes stock options).........  $2.4341     $2.0958
Percent dilution.........................................................   1.1934%     1.0154%